UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORD RESOURCES CORPORATION
(Exact name of issuer as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	85-0212139 (I.R.S. Employer Identification No.)

1 West Wetmore Road, Suite 203
Tucson, Arizona
Tel: (520) 292-0266
(Address of Principal Executive Offices and Zip Code)
2006 Stock Incentive Plan
(Full Title of Plan)

Mr. Wayne Morrison, Vice President and
Chief Financial Officer
1 West Wetmore Road, Suite 203
Tucson, Arizona
(Name and address of agent for service)
Tel: (520) 292-0266
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Herbert (Herb) I. Ono, Esq. Lang Michener LLP 1500 - 1055 West Georgia Street P.O. Box 11117 Vancouver, British Columbia Canada V6E 4N7 (604) 689-9111

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Shares	6,000,000 Common Shares	$0.73 Per Share	$4,380,000	$172.13

(1)            This registration statement covers shares of our common stock, par value $0.01 per share, issuable pursuant to stock options and other equity incentive awards under our 2006 Stock Incentive Plan.

(2)            This registration statement shall also cover an indeterminable number of additional common shares which may become issuable under the 2006 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common shares.

(3)            The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the market price of our common stock of $0.73 per share on the Toronto Stock Exchange as of June 27, 2008.

(4) The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of common shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Reoffer Prospectus: The material that follows Item 2, beginning on Page P-1, up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1.               Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 6,000,000 shares of common stock, par value $0.01 per share, issuable directly by Nord Resources Corporation ("we" or "Nord") under the 2006 Stock Incentive Plan or pursuant to the exercise of options or other awards that may be granted under the 2006 Stock Incentive Plan. As of June 2, 2008, 2,900,000 stock options and 193,665 deferred stock units were outstanding under the 2006 Stock Incentive Plan.

We will provide each participant in our 2006 Stock Incentive Plan (each, a "Participant") with documents that contain information related to our 2006 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.               Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

*            Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

I-1

REOFFER PROSPECTUS

The date of this prospectus is July 2, 2008

Nord Resources Corporation
1 West Wetmore Road, Suite 203
Tucson, Arizona

6,000,000 Shares of Common Stock

This reoffer prospectus relates to 6,000,000 shares of our common stock, par value $0.01 per share, that may be offered and resold from time to time by certain eligible participants in our 2006 Stock Incentive Plan for their own account. As of June 2, 2008, 2,900,000 stock options and 193,665 deferred stock units were outstanding under the 2006 Stock Incentive Plan. Eligible participants in our 2006 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders consist of those eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")).

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the Toronto Stock Exchange or the OTC Bulletin Board on the date of sale, or such other securities exchange or securities market (if any) that our common stock may then be traded. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

Those shares of common stock that will be issued on and after the date hereof pursuant to awards granted under our 2006 Stock Incentive Plan will be "control securities" under the Securities Act before their sale under this reoffer prospectus. Certain other shares of common stock issued prior to the date hereof pursuant to awards granted under our 2006 Stock Incentive Plan will be "restricted securities" under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock commenced trading on the Toronto Stock Exchange (TSX), in United States Dollars, under the symbol "NRD.U" on January 18, 2008. On January 21, 2008, our stock symbol was changed to "NRD" to reflect the fact that our common stock is now traded on the TSX in Canadian Dollars. Our common stock is also traded on the OTC Bulletin Board under the symbol "NRDS" On June 27, 2008, the last reported price of our common stock on the TSX was CDN$0.74 per share (or $0.73 based on the noon buying rate in New York on June 27, 2008, as certified by the New York Federal Reserve Bank for customs purposes, of 1.012), and the last reports price of our common stock on the OTC Bulletin Board was $0.73 per share.

Investing in our common stock involves risks. See "Risk Factors" on page P-15 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to "Nord," "we," "us," "our" or "our company" refer to Nord Resources Corporation and our consolidated subsidiary, Cochise Aggregates and Materials, Inc.

Our Business

We are a copper mining company. Our principal asset is the Johnson Camp property located near Tucson, Arizona. The Johnson Camp property includes the Johnson Camp Mine and a production facility that uses the solvent extraction, electrowinning (SX-EW) process. The Johnson Camp Mine is an existing open pit copper mine; it includes two existing open pits, namely the Burro and the Copper Chief bulk mining pits.

We acquired the Johnson Camp Mine from Arimetco, Inc. pursuant to a Sales and Purchase Agreement that had been assigned to us in June 1999 by Summo USA Corporation, the original purchaser, following the completion of certain due diligence work by Summo. Although Arimetco had ceased mining on the property in 1997, we, like Arimetco before us, continued production of copper from ore that had been mined and placed on leach pads until August 2003 when we placed the Johnson Camp Mine on a care and maintenance program due to weak market conditions for copper at that time. Approximately 6.7 million pounds of copper cathode were produced from residual copper in the heaps over the period 1998 to 2003.

On June 28, 2007, our board of directors adopted a resolution authorizing our Company to proceed with the reactivation of the Johnson Camp Mine. We believe that the current world market demand for copper, which has resulted in relatively strong market prices for copper since 2003, has created an opportunity for us to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

In order for us to resume full mining operations, we will have to complete the mine development schedule contained in an updated feasibility study prepared by Bikerman Engineering & Technology Associates, Inc. The feasibility study forms part of a technical report dated September 2007 that was prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship) in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (as required for us to comply with provincial securities laws in Canada that are applicable to our Company) and SEC Industry Guide No. 7. The feasibility study includes an economic analysis of the Johnson Camp Mine based on the mine plan, capital and operating cost estimates current as of the second quarter of 2007, and a three-year trailing average copper price of $2.45 per pound over the life of the mine. Bikerman Engineering & Technology Associates, Inc. concluded in the feasibility study that resumption of operations at the Johnson Camp Mine in accordance with the mine plan will generate positive discounted cash flows over a 16 year mine life at 8%, 15% and 20% discount rates.

The mine development schedule requires that we reline an existing solution pond, construct three new lined solution ponds, prepare a new, stand-alone lined leach pad facility for approximately 60 percent of the new ore that will be leached, and complete the installation of a two-stage crushing circuit. The SX-EW plant will have to be rehabilitated to meet production goals and the electrowinning section expanded. We expect that the initial capital costs within the first two years of start-up of the Johnson Camp Mine will exceed $29,000,000 (including working capital). We estimate we will incur a further $3,000,000 in capital costs in the following two years.

On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23 million (net proceeds of approximately $21.3 million). In addition, we have entered into a credit agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25 million secured term loan credit facility. All or a portion of the funds available under such facility will be used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. As of March 31, 2008, we had drawn down $12 million of the credit facility and had $13 million remaining available.

We believe that the proceeds of the special warrant financing and proceeds available under the credit facility will be sufficient to meet the capital requirements to reactivate the Johnson Camp Mine.

Our mine operating plan calls for an active leach program of newly mined ore and the residual leaching of the existing old dumps. We plan to use a mining contractor to mine both the Burro and Copper Chief deposits, and our own employees for processing activities.

We commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing ore on the heaps is defined by the Company as either operating at a minimum of 75% of designed capacity or generating positive cash flows from operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of related revenues, are capitalized as mine development costs.

We have entered into a long term cathode sales agreement effective February 1, 2008, with Red Kite Master Fund Limited for 100 percent of the copper cathode production from the Johnson Camp Mine. The agreement runs through December 31, 2012 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite will accept delivery of the cathodes at the Johnson Camp Mine, and pricing will be based on the average monthly Commodity Exchange price for high-grade copper. We recorded revenues of $1,540,154 from the sale of 421,905 pounds of copper cathode from February 1, 2008 through March 31, 2008. Revenues earned from the sale of 58,723 pounds of copper cathode produced prior to the commencement of commercial production in the amount of $209,907 were credited to mine development costs.

We anticipate that, subject to the timing of receipt of the required air quality permit, copper production in 2008 will be approximately 4 million pounds, and that we will reach the full estimated production rate of approximately 25 million pounds of copper per year in early spring 2009. We have engaged Bateman Engineering Inc. as consultants to investigate the potential to increase the Johnson Camp Mine's annual production beyond the current target of 25 million pounds of copper per year that we based on the current level of estimated reserves.

We caution that the Johnson Camp Mine has no recent operating history upon which to base estimates of future cash flows or operating costs. These and other estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates, Inc.. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled "Risk Factors" beginning on page P-15 before making an investment decision in respect of shares of our common stock.

In addition to the Johnson Camp property, we have options to acquire interests in two exploration stage projects, commonly referred to as Coyote Springs and the Texas Arizona Mines project, both located in Arizona. (See "Other Properties"). We have been conducting preliminary exploration activities at the Coyote Springs property to help us determine whether we should exercise the option on that property. We anticipate that we may spend up to approximately $383,000 on preliminary exploration activities over the next year to help us determine whether or not we should exercise the option. Pursuant to our Credit Agreement dated as of June 28, 2007 with Nedbank Limited, we are restricted from incurring exploration expenses on the Coyote Springs property during the period that the term loans are available of more than $1,500,000; however, we do not believe this restriction will prevent us from doing the necessary exploration work on this property. We do not believe that these properties are material to our overall operations at this time.

Landscape and Aggregate Rock Operation

The Johnson Camp property also includes a decorative and structural stone operation, which produces landscape and aggregate rock from the overburden piles at the Johnson Camp Mine. JC Rock, LLC, an unrelated arm's length third party, is currently leasing a decorative and construction stone operation from us in exchange for a sliding scale royalty. At the appropriate time we plan on taking over this operation from JC Rock, which has the right to remove the landscape and aggregate rock from the Johnson Camp property and pays us $1.50 per ton, subject to reduction to $1.00 per ton where the wholesale price realized by JC Rock is less than $6.00 per ton.

Corporate Organization

Nord Resources Corporation was formed under the laws of Delaware on January 18, 1971.

Our principal business offices are located at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, and our telephone number is (520) 292-0266.

We own 100% of the issued and outstanding shares of Cochise Aggregates and Materials, Inc., which was formed under the laws of Nevada on December 9, 2003. We have no other subsidiaries. As used in prospectus, the terms "we", "us" and "our" mean Nord Resources Corporation and its subsidiaries, taken as a whole.

Johnson Camp Property

The following discussion of our Johnson Camp Property is intended only to be a summary, setting forth certain highlighted information to help provide an overview of our business. Further detail regarding the Johnson Camp Property, our other properties, is provided in our annual report on Form 10-KSB for the year ended December 31, 2007, under the heading "Description of Properties."

The Johnson Camp property is located in Cochise County, approximately 65 miles (105 kilometers) east of Tucson, in Cochise County, Arizona, one mile north of the Johnson Road exit off of Interstate Highway 10 between the towns of Benson and Willcox in all or parts of Sections 22, 23, 24, 25, 26, 27, 35 and 36, Township 15 South, Range 22 West.

The Johnson Camp project currently includes two open pits, one waste dump, three heap leach pads, a SX-EW processing plant and ancillary facilities. The Burro Pit is larger than the Copper Chief Pit and contains 60% of the project reserves. The Burro Pit is located east of the SX-EW process plant. The Copper Chief Pit is located approximately 2,000 feet northwest of the Burro Pit.

The existing heap leach pads are located west of the open pits. The leach pads are divided into two major sections with solution collection facilities downstream of the first pad and downstream of pads two and three. A new leach pad is planned for future use and is anticipated to be located north of the Burro Pit and northeast of the Copper Chief Pit. The mine waste dump is located immediately to the east of the Burro Pit.

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The patented claims comprise approximately 871 acres and the unpatented claims comprise approximately 1,604 acres. Thus, the Johnson Camp property covers approximately 3,092 acres. All of the claims are contiguous, and some of the unpatented mining claims overlap. We keep the unpatented mining claims in good standing by paying fees of $12,750 per year to the United States Federal Government. We keep the fee simple and patented claims in good standing by paying property taxes and claims filing fees of approximately $15,384 per year. This amount will increase once the mine is in production. The copper processing facilities and the Copper Chief and Burro open pits that serve as focal points for our current mine plan are located on the patented mining claims or the fee simple lands.

We are the owner of the Johnson Camp property and the owner or holder of the claims. We are allowed to mine, develop and explore the Johnson Camp property, subject to the required operating permits and approvals, and in compliance with applicable federal, state and local laws, regulations and ordinances. We believe that all of our claims are in good standing.

Our patented mining claims give us title to the patented lands and no further assessment work must be done; however, taxes must be paid. We have full mineral rights and surface rights on the patented lands. Unpatented mining claims give us the exclusive right to possess the ground (surface rights) covered by the claim, as well as the right to develop and exploit valuable minerals contained within the claim, so long as the claim is properly located and validly maintained. Unpatented mining claims however, may be challenged by third parties and the United States government. (See "Risk Factors - Risks Related to Our Company").

Infrastructure

The existing facilities include the SX-EW processing plant, an administrative and engineering office and warehouse, laboratory, truck shop, core storage building, plant mechanical shop, and various used vehicles, pumps and other equipment.

The SX-EW processing plant is comprised of a solvent extraction plant, an electrowinning tank house, a tank farm and four solution storage ponds. The solvent extraction plant consists of four extraction mixer-settlers operated in parallel and two strip mixer-settlers, and has a capacity of 4,000 gallons per minute. The electrowinning tank house consists of 74 electrowinning cells with a full complement of cathodes, and has a 20,000,000 pound-per-year capacity. The tank farm, located in front of the tank house, is used for intermediate storage of electrolyte.

The Johnson Camp Mine facilities and equipment were placed into care and maintenance in 2003. The existing SX-EW plant will have to be rehabilitated to meet future production goals. The rehabilitated SX-EW plant will be of conventional design and we plan to use as much of the existing equipment as possible.

In addition to the real property included in the Johnson Camp property, there are several access rights of way and three water wells which are located on the Johnson Camp property. We also have an agreement with a local rancher that allows us access to a fourth water well in which we hold water rights, located on private land just to the east of the Johnson Camp property. (See "Johnson Camp Property -Status of Permits - Summary"). Production water for the Johnson Camp property is currently supplied from two of the three wells located on the Johnson Camp property and from the well located on the private land. We currently do not use the third well located on the Johnson Camp property. Additional water will be required to expand the leaching operation and for this reason we anticipate that it may be necessary to drill another well on our land near the Section 19 well. In addition, although three of the four wells have been upgraded since 1999, additional upgrades may have to be undertaken.

Commercial electrical power and telephone lines remain in place and operational at the Johnson Camp property. The Johnson Camp property receives electrical power from Sulphur Springs Valley Electric Cooperative (SSVEC). We will need to negotiate a new long term power contract with SSVEC as we currently have a general industrial power service rate contract. Power is received at a single substation owned by us, and our substation must be upgraded for the expansion to 25,000,000 pounds of copper per year.

We plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees, and to hire various contractors. We intend to utilize contractors under our supervision for mining, drilling and blasting and for hauling the mined material. We will manage all other activities at the Johnson Camp Mine. We believe that there are sufficient skilled operating, maintenance, and technical personnel available that can be employed for the Johnson Camp Mine. We have hired several key operating and engineering staff.

Reserves

Reserves are part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

According to SEC Industry Guide 7, "Description of property by issuers engaged or to be engaged in significant mining operations," proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable reserves are defined as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Methodology

The proven and probable reserves reflect variations in the copper content and structural impacts on the Burro and Copper Chief deposits, and the reserve estimates give effect to these variations. For both proven and probable reserves, only total copper assay values were used, mainly because assay values measured in total copper were available for both the Burro pit and Copper Chief pit, and in part because the soluble copper assay techniques used by Arimetco were not comparable to the soluble copper assay techniques used by Cyprus. (See "Johnson Camp Property - Johnson Camp Property - Historic Copper Production" and "Risk Factors - Risks Related to Our Company").

Statistical methodologies were used to classify mineralized material. Such methodologies involved, among other things, interpolation between, and projection beyond, sample points. Sample points consist of variably spaced drill hole intervals throughout a given deposit. The closer that mineralized material is situated to a drill hole composite, the more confidence exists in the accuracy of the estimation of the grades of mineral in that material. A drill hole composite is, generally speaking, an average of the sample assays taken from a 20-foot fixed length portion of the drill hole.

For proven reserves in the Burro deposit, a minimum of one drill hole composite within 160 feet is required. For probable reserves in the Burro deposit, a minimum of one drill hole composite within a range of 161 to 260 feet is required. For the Copper Chief deposit, the classification criteria for proven and probable reserves vary depending on rock type. For proven reserves a minimum of one drill hole composite within a distance ranging from 0 to between 88 to 150 feet is required, depending on rock type. For probable reserves a minimum of one drill hole composite within a range of between 89 to 245 feet is required, depending on rock type.

In preparing estimates of proven and probable reserves for the Johnson Camp property, Bikerman Engineering and Technology Associates, Inc. used the geologic resource model and resource estimates prepared by The Winters Company as reported in their feasibility study called "Nord Copper Corporation Feasibility Study, Johnson Camp Copper Project, Cochise County, Arizona", dated March 2000. The Winters Company no longer exists, and was independent to Nord at the time the resource estimates were made. Bikerman Engineering and Technology Associates Inc. reviewed the resource model and estimates as prepared by The Winters Company, and have concluded that they are compliant with the SEC Industry Guide 7 and Canadian National Instrument NI 43-101, and are reasonable to form the basis of Bikerman Engineering and Technology Associates, Inc.'s September 2007 feasibility study and technical report.

A summary of the Johnson Camp proven and probable reserves are presented in the table below.

Johnson Camp Mine
Summary of Proven and Probable Reserves

	Class	Total Ore Tons (000)	% Total Cu	Waste Tons (000)	Total Tons (000)	Strip Ratio Waste/Ore
Burro Pit	Proven	30,936	0.369
	Probable	13,111	0.345
Total Burro Pit		44,047	0.362	22,531	66,578	0.51

Copper Chief Pit	Proven	24,041	0.298
	Probable	5,299	0.284
Total Copper Chief Pit		29,340	0.291	26,225	55,565	0.89

Total	Proven Probable	54,977 18,410	0.338 0.327
	Total	73,387	0.335	48,756	122,143	0.66

Notes

  The ore reserves were estimated in accordance with Industry Guide 7 of the Securities and Exchange Commission (sometimes referred to in this prospectus as the "SEC") and CIM Guidelines.

  The reserves as stated are an estimate of what can be economically and legally recovered from the mine and as such incorporate losses for dilution and mining recovery. In the opinion of Bikerman Engineering and Technology Associates Inc., the reserves are reasonable based on the economics used.

  The actual tonnage and grade of reserves are generally expected to be within 90-95% of the estimate for proven reserves, and 70-80% for probable reserves.

  Reserves are based on a copper price of $1.50/lb and on total copper assays. Bikerman Engineering & Technology Associates, Inc. used a copper price of $1.50/lb despite significantly higher recent copper prices, to ensure a conservative pit design and long term feasibility of the Johnson Camp Mine.

  Reserves are based on operating costs estimated as of the second quarter of 2007.

  The cutoff grade is the deemed grade of mineralization, established by reference to economic factors, above which material is included in mineral resource or reserve calculations and below which the material is considered waste. The cutoff grade may be either: (a) an external cutoff grade, which refers to the grade of mineralization used to control the external or design limits of an open pit based upon the expected economic parameters of the operation; or (b) an internal cutoff grade, which refers to the minimum grade required for blocks of mineralization present within the confines of a deposit to be included in resource or reserve estimates. In order for rock to be above the internal cutoff grade, the net revenue from processing the rock must exceed the sum of all cash operating costs, excluding mining costs. Measured and indicated resource blocks having values that exceed the internal cutoff grade were then classified as proven or probable ore blocks. All inferred resource blocks were treated as waste, regardless of their estimated copper grade.

  One of the reasons that cut off grade is important is that it determines how the mined ore will be processed. High grade ore - defined by Bikerman Engineering & Technology Associates, Inc. as mine blocks that grade at greater than 0.15% recoverable total copper - will be crushed. Low grade ore - defined by Bikerman Engineering & Technology Associates, Inc. as mine blocks that grade between 0.065% and 0.15% recoverable total copper - will be truck-dumped directly on the existing leach ponds. (See Johnson Camp Property - Processing").

  The following cutoff grades were used for the reserve estimates summarized in the foregoing table:

COPPER = $1.50 /lb	INTERNAL CUTOFF GRADES	EXTERNAL CUTOFF GRADES
Rock Type	Burro Pit % Total Cu	Burro Pit % Total Cu
Upper Abrigo	0.065	0.146
Middle Abrigo	0.065	0.146
Lower Abrigo	0.065	0.146
Bolsa Quartzite	0.067	0.151
Upper Diabase	0.063	0.142
Upper Pioneer Shale	0.067	0.151
Lower Diabase	0.063	0.142
Lower Pioneer Shale	0.067	0.151

COPPER = $1.50 /lb	INTERNAL CUTOFF GRADES	EXTERNAL CUTOFF GRADES
Rock Type	Copper Chief Pit % Total Cu	Copper Chief Pit % Total Cu
Upper Abrigo	0.065	0.146
Middle Abrigo	0.065	0.146
Lower Abrigo	0.065	0.146
Bolsa Quartzite	0.067	0.151
Upper Diabase	0.069	0.155
Upper Pioneer Shale	0.067	0.151
Lower Diabase	0.069	0.155
Lower Pioneer Shale	0.067	0.151

The technical report on the Johnson Camp Mine was prepared by prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship), pursuant to National Instrument 43-101, "Standards of Disclosure for Mineral Projects," of the Canadian Securities Administrators. Michael Bikerman, David Bikerman, Thomas McGrail and Dale Deming are all independent to Nord and are "Qualified Persons" within the meaning assigned in National Instrument 43-101.

The technical report was filed electronically with the Securities Commissions of British Columbia and Ontario on November 13, 2007, on the System for Electronic Document Analysis and Retrieval (commonly, known as "SEDAR"), and is publicly available on the Internet at www.sedar.com, under our company's profile.

The mineral reserves summarized above have been estimated in accordance with the definition standards on mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101 and are compliant with SEC Industry Guide 7, "Description of property by issuers engaged or to be engaged in significant mining operations." In addition to disclosing such mineral reserves, the technical report contains references to "measured mineral resources," "indicated mineral resources" and "inferred mineral resources" to comply with reporting standards in Canada. Although these terms are recognized and required by Canadian regulations (under National Instrument 43-101), the U.S. Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for "Preliminary Assessments" as defined under NI 43-101. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Use of Total Copper Assays

For the reasons discussed below, our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays and recoveries rather than soluble copper assays and recoveries.

Total copper values were available for both the Copper Chief and Burro deposits. However, only 39 percent of the Copper Chief assay intervals also had acid soluble copper values, and the available data on acid soluble copper was incomplete for all samples. In addition, the database of acid soluble copper values for the Burro deposit reflects two different analytical techniques: (a) a conventional acid soluble method used by Cyprus for 94 of the holes included in the drill hole database; and (b) a more aggressive methodology used by Arimetco for the other 48 drill holes included in the database for the purpose of estimating the ultimate recoveries that may be experienced in the heaps at the Johnson Camp Mine. In summary, total copper assays were the only common denominator for all drill hole assays included in the drill hole database. As a result, only a total copper grade resource model was constructed for both deposits.

Estimation of total copper recovery for each ore type involved:

  examination of Cyprus drill hole data that contained both acid soluble assays and total copper assays, with the view to determining a correlation (expressed as a percentage) between such acid soluble assays and total copper values for each ore type; and

  application of the correlation to the acid soluble copper recovery determined for the particular ore type based on column tests and certain other parameters. Four column tests were used to estimate recoveries, one for each of the following major rock types at the Johnson Camp Mine: Abrigo, Bolsa Quartzite, Pioneer Shale, and the Diabase formations. (See "Johnson Camp Property - Johnson Camp Property - Geological Setting and Mineralization").

Thus, expressed as a formula: [(A ÷ B) X C] = D

Where:

A is the acid soluble assay;
B is total copper assay;
C is the acid soluble recovery for an ore type; and
D is the total copper recovery for that ore type.

 A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper. (See "Risk Factors - Risks Related to Our Company").

Mining

Mining of the Johnson Camp mine will be by open-pit methods utilizing mid-size earth moving equipment. Feasible pit shapes, complete with haul-road designs, have been modeled based on: disposition of grade values in the resource model; economic parameters such as copper price, and mining and operating costs; and technical parameters such as pit slopes and copper recovery.

Bikerman Engineering & Technology Associates, Inc. designed the pits based upon the measured and indicated resources in the computerized 3-D block model. Minable pit shapes optimize the extraction of the mineral inventory given the economic and technical parameters delineated by Bikerman Engineering & Technology Associates, Inc. in preparing their technical report. The pit optimization procedures utilized in definition of the final pit design took the following factors and assumptions into consideration, based on information current as of the second quarter of 2007:

  a copper price of $1.50 per pound is used;

  process recovery of contained copper values dependent on rock type;

  mining cost of $1.51 per ton of ore moved;

  mining cost of $1.61 per ton of waste moved;

  crushing cost of $0.64 per ton of ore;

  processing and laboratory cost of $0.29 per pound of copper produced;

  general and administrative expenses and labor costs of $0.35 per ton of ore;

  environmental cost of $0.03 per ton of ore;

  reserves are block diluted;

  overall pit slope of 45 degrees on footwall and 55 degrees on hanging wall;

  minimum pit bottom of 60 feet;

  twenty-foot bench mining heights;

  bench face slope of 63 degrees;

  ultimate haul road grade of no greater than 10%; and

  total haul road width of 80 feet.

A Lerchs-Grossman algorithm was utilized to optimize the pit. This algorithm provided a basic pit shape outline that served as the basis for final pit design. The routine essentially floats an economic cone over all blocks in the 3-D block model to determine what mineralized material can be mined and processed given the economic parameters input.

A two-phase mine design has been developed for the Burro and Copper Chief pits. The starter pits are intended to allow for the mining of higher grade ore during the first three years of mine production.

Processing

Copper production will originate from both an active leach program of newly mined ore and the residual leaching of the existing leach dumps. The newly mined ore will be divided into two subcategories, dependent on total copper grade. High grade ore - defined by Bikerman Engineering & Technology Associates, Inc. as mine blocks that grade at greater than 0.15% recoverable total copper - will be crushed. Low grade ore - defined by Bikerman Engineering & Technology Associates, Inc. as mine blocks that grade between 0.065% and 0.15% recoverable total copper - will be truck-dumped directly on the existing leach pads.

It is expected that both crushed high grade ore and low grade ore will be placed on top of the existing heaps during start-up, although they will be stacked in separate areas of the leach pads. However, prior to placing the new ore on top of the existing heaps, one of the liners on a leach pad will be removed together with the ore on top of the liner to ensure the lower ores can be leached. Other items that have changed from the earlier heap leach practice at the Johnson Camp Mine include: agglomeration of the high grade ore with acidified raffinate; placement of the high grade ore with conveyors; solution application with emitters; solution collection with either rehabilitated or new ponds that meet the requirements of the Arizona Department of Environmental Quality; and installation of new pump stations. Bikerman Engineering and Technology Associates, Inc. has concluded that all of these factors will serve to improve operating efficiencies and performance at the Johnson Camp Mine.

We have commenced scheduling our ore deposition plan, which, upon completion, will define the timing of the construction of a new a leach pad and its required size. We plan to stack the low grade ore exclusively on the existing pads, and to stack the majority of the high grade crushed ore on the new leach pad once it has been completed. It is anticipated that the existing leach pads, with the implementation of this stacking regime, will be continuously under leach. Leaching and subsequent rinsing of these existing leach pads will continue until the pregnant leach solution grade becomes too low for profitable processing.

The operating plan for the low grade ore is simply extraction and direct truck haulage from the mine for dumping on the existing leach pads. Recoveries from this low grade ore are projected to be approximately 50%.

The operating plan for the high grade ore includes mining, crushing the ore to minus one-inch, acidulating and drum agglomerating the crushed ore with sulfuric acid, and conveying the acidulated ore through a series of movable conveyors to the leach pads. That ore will be acid-cured with a 144-gram-per-liter raffinate solution before conventional leaching commences. The ore will be stacked in 20 to 30-foot lifts on both the old heaps and, once it has been completed, the new pad. The new ore will be leached with a combination of low-grade leach solution (intermediate leach solution - ILS) and raffinate. The highest grade pregnant leach solution from the leach pad system will be piped to the solvent extraction plant. Raffinate from the solvent extraction plant will be applied to the existing leach dumps and low grade ore for both new and residual copper recovery. Copper will be recovered from the pregnant leach solution utilizing the existing solvent extraction circuit and cathode copper will be produced from the expanded electrowinning circuit using stainless steel blanks.

Production, Operating Costs, and Capital Costs

 The feasibility study forming part of Bikerman Engineering & Technology Associates, Inc.'s technical report on the Johnson Camp Mine dated September 2007 was based in part on certain estimates of production, cash operating costs, and capital costs for the estimated life of the Johnson Camp Mine that were current to the second quarter of 2007. We continually review our mine plan, including the related cost estimates, with the view to managing risk. As a result of that process, we now estimate that the initial capital cost for the reactivation of the Johnson Camp Mine will be approximately $29,000,000, an increase over the $28,000,000 in initial capital cost estimate included in the technical report. (See "Management's Discussion and Analysis - Estimated Capital Costs".)

The technical report included estimates of operating costs for contractor mining of both the ore and waste (as we plan to use a mining contractor to mine both the Burro and Copper Chief pits, but our own employees for other activities), crushing and conveying ore, our leaching and solvent extraction-electrowinning (SX-EW) operations, and certain plant auxiliary costs. During the past several months, SX-EW projects in the southwestern United States have experienced significant shortages and price increases for sulfuric acid. We have entered into an agreement with a broker of acid for the supply of sulfuric acid through the end of 2009. Therefore, we do not anticipate any sulfuric acid supply interruptions. However, we remain subject to market fluctuations in the price and supply of sulfuric acid. (See "Risk Factors - Risks Related to Our Company".)

In addition, energy, including electricity and diesel fuel, will represent significant portion of production costs at our operations. Because energy is a significant portion of our production costs, we could be negatively affected by future energy availability issues or increases in energy costs. (See "Risk Factors - Risks Related to Our Company".)

Royalty Obligations

Copper metal produced from Johnson Camp Mine is subject to a $0.02 per pound royalty payable to Arimetco when copper prices are in excess of $1.00 per pound. The royalty is capped at an aggregate of $1,000,000.

Environmental and Permitting Issues

Groundwater and Aquifer Protection

Neither a Groundwater Protection Permit nor an Aquifer Protection Permit has been issued for the Johnson Camp Mine, however, an Aquifer Protection Permit application is currently pending review at the Arizona Department of Environmental Quality.

The Johnson Camp property has undergone mining activities for a period of over 125 years. Consequently, a number of impacted areas exist on the site. We acquired the Johnson Camp property from Arimetco subject to a number of conditions that constituted aquifer protection law violations and compliance measures. Accordingly, in connection with the acquisition, Consent Order P-139-99 was entered with the ADEQ in June 1999. We agreed to upgrade and improve certain of the facilities and complete certain remediation activities at the Johnson Camp property by September 2000. On January 3, 2001, Consent Order P-401-01 was entered with the ADEQ which replaced Consent Order P-139-99. Consent Order P-401-01 allowed the Johnson Camp Mine to continue to operate and to make improvements to the facility with the view to bringing it into compliance with current Arizona statutes.

On September 7, 2002, the ADEQ issued Compliance Order APP-1 14-02 against us upon determining that the operation of the Johnson Camp Mine was in violation of certain aquifer protection laws, as well as the terms of Consent Order P-4-01. Compliance Order APP-1 14-02 required that:

  the Johnson Camp Mine be brought into compliance with Arizona's aquifer protection laws;

  a Stipulated Judgment and Stipulated Judgment Entry Agreement be entered with the ADEQ which provided for civil penalties in the amount of $4,325,000 as a consequence of violation of Consent Order #P-4-01 and the aquifer protection laws, subject to the agreement by the ADEQ that it would not file for entry of the judgment unless Compliance Order APP-1 14-02 was violated and the violation was not cured on a timely basis, or unless we became the subject of a bankruptcy, insolvency or receivership proceeding prior to achieving compliance with Compliance Order APP-1 14-02; and

  an Escrow Agreement be entered with the ADEQ requiring a $1,500,000 deposit by our company into an escrow account to be used solely to pay for the direct costs of bringing the Johnson Camp Mine into compliance with Compliance Order APP-1 14-02 and the aquifer protection laws.

In response to Compliance Order APP-1 14-02, we applied the $1,500,000 in escrowed funds to environmental remediation activities at the Johnson Camp Mine and to the preparation and filing of an Aquifer Protection Permit application with the ADEQ in June 2003.

The ADEQ responded to the aquifer protection permit application by letter dated September 2, 2003 which identified a comprehensive list of specific deficiencies. A partial response was submitted on September 28, 2006, however certain financial assurances required by the ADEQ could not be provided at that time. In reply, the ADEQ issued an Administrative Review Notice dated May 18, 2007 which included, among other things, lack of the required financial assurances as a deficiency. We submitted a response on July 2, 2007, but were unable to provide certain financial assurances in a form acceptable to ADEQ. On July 6, 2007, a notice of violation was issued citing the failure to provide the required financial assurances. On August 1, 2007, the outstanding financial assurances were submitted to the ADEQ, and, on August 10, 2007, a formal response to the notice of violation including documentation evidencing submission of financial assurances was filed.

On August 15, 2007, ADEQ declared that all components necessary for the Aquifer Protection Permit application were received by ADEQ, at which time ADEQ commenced its substantive technical review process. On February 6, 2008, ADEQ issued a request for additional information. A response is due no later than 90 business days from the date of receipt of ADEQ's request to submit the additional information. We filed our response within the allocated time frame. Normally, ADEQ has 285 business days to complete its substantive technical review, but the tolling of this time period was suspended by the request for additional information and did not recommence until we supplied such information.

Pursuant to the requirements of Compliance Order APP-1 14-02, issued by the State of Arizona, the facility is allowed to produce copper from the Johnson Camp Mine while we continue in compliance with the referenced order and until our application for an aquifer protection permit is approved.

Air Quality

No air quality permits currently exist at the Johnson Camp Mine. Application to the ADEQ Air Quality Division for an Individual Crushing and Screening Plant Permit was made in May 2006 (Permit #40634). The ADEQ responded in July 2006 that we must submit a new Individual Permit application, including detailed emission calculations for and modeling results for the entire facility. We submitted an Individual Permit application to ADEQ on January 28, 2008. On February 12, 2008, we received a notice of administrative deficiencies from ADEQ. The administrative deficiencies have been addressed with the filing of an amended air quality permit application on April 4, 2008.

In accordance with guidance from the ADEQ, we have determined that we should not proceed with certain activities at the Johnson Camp Mine including, among other actions, the assembly and installation of the crushing and conveying systems, until we have received the air quality permit. Although this will not affect copper cathode production from our existing residual leaching operations, we will not commence copper production from newly-mined ore until our crushing and conveying systems are in place. Accordingly, we anticipate that, subject to the timing of receipt of the air quality permit, copper production in 2008 will be approximately 4 million pounds, and that we will reach the full estimated production rate of about 25 million pounds of copper per year at the Johnson Camp Mine in early spring 2009.

Other Permits and Plans

We intend to put in place the following:

  a U.S. Army Corps of Engineers Section 404 Dredge & Fill Permit (if required); and

  a Bureau of Alcohol, Tobacco and Firearms explosives user permit (if required).

Status of Permits - Summary

The development, operation, closure and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations and public agency decisions. This section does not attempt to exhaustively identify all of the permits and authorizations that need to be obtained, but instead focuses on those that are considered to be the main permits that are on the critical path for project start-up. These are summarized in the table below:

Permit	Status
Compliance Order	Currently allows copper production from site. This will be superseded by the Aquifer Protection Permit if and when it is issued.
Air Quality Permit

Permit documentation for the Johnson Camp Mine
is currently under review by ADEQ. We submitted
an Individual Permit application to ADEQ on
January 28, 2008. On February 12, 2008, we
received a notice of administrative deficiency from
ADEQ. We addressed the administrative
deficiencies by filing an amended air quality permit
application on April 4, 2008.

Hazardous Material Transport and Storage	None Required. Material Safety Data Sheets will be maintained on property.
Explosives Storage and Use	Mining Contractor will be responsible for use and storage of explosives.
Weights and Measures	Site is licensed by the Arizona Department of Weights and Measures for the weighing of cathode copper for shipment and sale.
Aquifer Protection Permit (APP)	Application is currently under technical review by ADEQ.
Storm Water National Pollutant Discharge Elimination System	Permit number AZR05B377 issued on March 7, 2001. A Storm Water Pollution Prevention Plan is maintained on site.

Permit	Status
Water Supply	4 existing wells are permitted: Moore Mine (#36- 66376), Republic Mine (#36-66377), Black Prince Mine (#36-66378) and Section 19 Well (#36- 66379).
Reclamation and Mine Closure Plan	Reclamation and Mine Closure Plan was submitted to the Arizona State Mine Inspectors Office in July 2007. The Plan is under review.

RISK FACTORS

Prospective investors should carefully consider the risks and uncertainties described below before deciding whether to invest in our securities.

The occurrence of any of the risks described below could have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot guarantee that we will successfully address these risks or other unknown risks that may affect our business.

In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

Risks Related to Our Company

We have a history of losses, and our future profitability will depend on the successful reactivation and operation of the Johnson Camp Mine, which cannot be assured.

We have a history of losses, and expect to incur losses in the future as we currently have no commercial production at the Johnson Camp Mine.

We have a history of losses and expect to incur losses in the future. We had no revenues and net losses of $2,512,181 for the year ended December 31, 2007. While we commenced the production of copper from leaching existing heaps in January 2008, we incurred additional net losses of $674,547 during the three months ended March 31, 2008. As of March 31, 2008, we had a working capital deficiency of $230,182 (including $770,495 representing the current portions of our long-term debt and capitalized leases).

We commenced work on reactivating the Johnson Camp Mine in the second quarter of 2007, and we are dependent upon the success of the Johnson Camp Mine as a source of future revenue and profits, if any. We cannot provide any assurance that we will successfully commence mining operations on the Johnson Camp property.

Even if we should be successful in achieving production, an interruption in operations of the Johnson Camp Mine may have a material adverse effect on our business.

The reactivation of the Johnson Camp Mine requires the commitment of substantial resources, and involves various concentrated activities that must be advanced concurrently. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

The reactivation of the Johnson Camp Mine and the development of new mining operations on the Johnson Camp property require the commitment of substantial resources for operating expenses and capital expenditures. We expect to incur in excess of $29,000,000 in initial capital costs within the first two years of start up of the mine (including working capital), and an additional $3,000,000 in capital costs in two years following the commencement of mining. Our estimated expenses may increase in subsequent years as consultants, personnel and equipment associated with advancing exploration, development and commercial production are added. The amounts and timing of expenditures will depend in part on the progress of ongoing exploration and development, the results of consultants' analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements or similar arrangements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.

There are numerous activities that need to be completed to facilitate reactivation of the Johnson Camp Mine, including, without limitation, optimizing the mine plan, negotiating contracts for the supply of power, for equipment, for earthwork, for construction, for installation, handling and any other infrastructure and other issues. At the same time, we must recruit and train personnel, and hire and mobilize a mining contractor who will purchase all of the required large scale mining equipment which we do not already own. There is no certainty that we will be able to retain appropriate personnel or a suitable mining contractor on a timely basis, if at all, or that we will be able to negotiate supply agreements on terms acceptable to us.

Most of these activities require significant lead times and must be advanced concurrently. We will be required to manage all of these matters using our existing resources while, at the same time, expanding our permanent staff and using outside consultants to assist in these matters. Because all of these matters must be completed before any production begins, a failure or delay in the completion of any one of these matters may delay production, possibly indefinitely, at the Johnson Camp Mine. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

Unforeseen conditions may affect our mining and processing efficiency, and we may not be able to execute the leaching operation as planned if we do not maintain proper control of ore grade.

The parameters used in estimating mining and processing efficiency are typically based on testing and experience with previous operations. Various unforeseen conditions can occur that may materially affect the estimates. In particular, unless proper care is taken to ensure that proper ore grade control is employed and that other necessary steps are taken, we may not be able to achieve production forecasts as planned. In addition, our projected production is based on anticipated copper recoveries at the Johnson Camp Mine that are in excess of historical experience, which may result in an overestimation of our mining and processing efficiency if our actual production does not meet our projected production.

We may never achieve our production estimates since they are dependent on a number of assumptions and factors beyond our control.

We have prepared estimates of future copper production. We cannot be certain that we will ever achieve our production estimates or any production at all. Our production estimates depend on, among other things: the accuracy of our reserve estimates; the accuracy of assumptions regarding ore grades and recovery rates; ground conditions and physical characteristics of the mineralization, such as hardness and the presence or absence of particular metallurgical characteristics; the accuracy of estimated rates and costs of mining and processing; and our ability to obtain all necessary permits to proceed with the reactivation of the Johnson Camp property. We plan on continuing to process the copper mineralization using SX-EW technology. These techniques may not be as efficient or economical as we project. Our actual production may vary from our estimates if any of these assumptions prove to be incorrect and we may never achieve profitability.

A major increase in our input costs, such as those related to sulfuric acid, electricity, fuel and supplies, may have an adverse effect on our financial condition.

Our operations are affected by the cost of commodities and goods such as electrical power, sulfuric acid, fuel and supplies. Management prepares its cost and production guidance and other forecasts based on its review of current and estimated future costs. A major increase in any of these costs may have an adverse impact on our financial condition. For example, during the past several months, SX-EW projects in the southwestern United States have experienced significant price increases for sulfuric acid. According to published industry information the price of sulfuric acid, US Gulf ex-terminal, increased from $100 per ton to $250 per ton between December 2007 and March 2008. At our planned full production rate of cathode of 25,000,000 pounds of copper per year, each $50 per ton increase in sulfuric acid prices is anticipated to result in an increase in the projected cost of cathode at Johnson Camp of approximately $0.07 per pound over the production cost estimates contained in the technical report prepared by Bikerman Engineering & Technology Associates, Inc.

Similarly, we expect that energy, including electricity and diesel fuel, will represent significant portion of production costs at our operations. Because energy is a significant portion of our production costs, we could be negatively affected by future increases in energy costs.

Shortages of sulfuric acid, electricity and fuel, may have an adverse effect on our financial condition.

Sulfuric acid supply for SX-EW projects in the southwestern U.S. is produced primarily as a smelter by-product at smelters in the southwest U.S. and in Mexico. During the past several months, SX-EW projects in the southwestern United States have experienced significant shortages of sulfuric acid. We have an agreement in place for a broker of acid to supply us with sulfuric acid through the end of 2009. Therefore, we do not anticipate any sulfuric acid supply interruptions in the near future, although we continue to remain subject to market fluctuations in the price and supply of sulfuric acid.

Because our existing and planned operations will be highly dependent on the availability of electricity and diesel fuel, we could be negatively affected by future shortages of these commodities.

Our operations at the Johnson Camp Mine are dependent on certain equipment that may not be available.

We intend to use equipment we already own for operations at the Johnson Camp Mine. However, our mine plan calls for the acquisition or installation of certain additional equipment, including the purchase and installation of two secondary stage crushers and an overland conveyor system and certain equipment needed to rehabilitate and upgrade the existing SX-EW plant at the Johnson Camp Mine. There can be no assurance that we will be able to source the additional equipment that we require, that the transportation costs or installation of equipment to be installed at the Johnson Camp Mine will not be higher than anticipated by us, or that such equipment will arrive in good working condition.

Our estimates of reserves are inherently subject to error, particularly since we have no recent operating history on which to base such estimates. Our actual results may differ due to unforeseen events and uncontrollable factors that can have significant adverse impacts.

The Johnson Camp Mine has no recent operating history upon which to base estimates of proven and probable ore reserves and estimates of future cash operating costs. Estimates are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates, Inc. Bikerman Engineering & Technology Associates, Inc. derived its estimates of cash operating costs at the Johnson Camp Mine from information provided by our Company and certain other information, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the mineral from the ore, comparable facility and equipment operating costs current as of the second quarter of 2007, anticipated climatic conditions and other factors.

As a result, actual cash operating costs and economic returns based upon development of proven and probable ore reserves may differ significantly from those originally estimated. Until reserves are actually mined and processed, the quantity of reserves must be considered as estimates only.

Our estimates of reserves are based in large part on sampling data produced by third parties and on amounts of metallurgical testing that are less extensive than normal. In addition, our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Our expectations with respect to copper recovery rates significantly exceed historical experience at the Johnson Camp Mine since we plan to crush the ore to a smaller size with the view to increasing leaching efficiency. In addition, our projections of copper recovery are based on amounts of metallurgical testing that are less extensive than are commonly used in the industry for evaluating copper oxide deposits. Furthermore, our estimates of ore reserves reflect consumption projections for sulfuric acid and other consumable items that were developed using a limited number of samples taken by the former operators of the mine on the Johnson Camp property that may not be representative of the characteristics of the copper deposits. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Copper recovery rates for approximately 15% of our estimated total reserves may be less than optimal due to the presence of copper sulfide mineralization below the elevation of 4,560 feet.

Copper sulfide minerals are not as amenable to heap leach recovery techniques as are copper oxides. Since copper sulfide mineralization is evident below an elevation of 4,560 feet in both the Burro and Copper Chief pits of the Johnson Camp Mine, we caution that copper recovery rates for ore anticipated to be mined below that elevation (approximately 15% of estimated total ore reserves) may be inhibited. In addition, although the column test on the sample of Abrigo ore (a type of copper bearing host rock at the Johnson Camp Mine) taken from an elevation of 4,620 feet that contained 4.49% sulfides exhibiting good copper recoveries, the leaching of copper from ore mined at this depth may be less than optimal.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves that is premised on a geologic resource model and estimate previously prepared that was based largely on drilling, sampling and assay data that had been developed by Cyprus Mines Corporation, Arimetco Inc. and Summo U.S.A. Corporation, the accuracy of which cannot be assured.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves contained in the feasibility study. The resource model and estimate previously prepared and used as the basis for the feasibility study is based largely on drilling, sampling and assay data that had been developed by the previous operators of the Johnson Camp Mine, Cyprus and Arimetco, and by Summo. The validity of the estimates assumes the accuracy of the underlying drill hole electronic database.

We and Bikerman Engineering & Technology Associates, Inc. have conducted limited additional due diligence, such as reviews of historical project geological drill logs and assay certificates that have recently been located, but no additional drilling. Complete accuracy of the drill hole electronic database cannot be assured.

Cyprus, Arimetco and Summo used different approaches to drilling, sampling and assay analysis, with the result that their respective results may not be comparable and thereby increase the risk of an overestimation of ore reserves.

Cyprus Mines Corporation (which owned the Johnson Camp property until 1989, operating under the name Cyprus Johnson Copper Company), Arimetco and Summo used different approaches to drilling, sampling and assay analysis that may not be comparable to each other. In particular, the soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. The use of two incomparable approaches by Cyprus and Arimetco may have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at the Johnson Camp Mine, as well as increasing the risk of a material inaccuracy in the feasibility study.

Limited sampling work has been performed at the Johnson Camp Mine, and Bikerman Engineering & Technology Associates, Inc. concluded that it is therefore not possible at this time to verify the entire drill hole electronic database used for the current resource model and ore reserve estimates. Bikerman Engineering & Technology Associates, Inc. has largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data which constitute a fundamental variable input in the feasibility study.

Bikerman Engineering & Technology Associates, Inc. reviewed the results of limited sampling work undertaken at the Johnson Camp Mine in 2006 by another engineering company. Bikerman Engineering & Technology Associates, Inc. has concluded that it is not possible for it to verify the entire original drill hole electronic database used for the current mineral resource model and ore reserve estimates. Consequently, Bikerman Engineering & Technology Associates, Inc. and we have largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data. Accordingly, there is a risk that results may vary if additional sampling work were undertaken. This, in turn, could adversely impact the current mineral resource model and ore reserve estimates, as well as increase the risk of a material inaccuracy in the feasibility study.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than on soluble copper assays and our expectations with respect to copper recovery are based on results of metallurgical testing that may not be duplicated in larger scale tests under onsite conditions or during production. As a result, there is a risk that we may have over-estimated the amount of recoverable copper.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than soluble copper assays. A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. There can be no assurance that metallurgical recoveries in small scale laboratory tests will be duplicated in larger scale tests under onsite conditions or during production. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper.

We will require additional permits and renewals of permits to reactivate the Johnson Camp Mine, the availability of which cannot be assured.

Although we have secured a number of permits for the restart and operation of the Johnson Camp Mine, we still need to obtain certain additional permits, including a ground water protection permit, an aquifer protection permit and an air quality permit. In addition, certain permits will require applications for renewal from time to time during the life of the project and certain permits may be suspended or require additional applications in the event of a significant or substantial change to the Johnson Camp Mine operations or prolonged inactivity. To the extent other approvals are required and not obtained, we may: (i) be prohibited from commencing certain activities at the Johnson Camp Mine including, among other actions, the assembly and installation of the crushing and conveying systems; (ii) be prohibited from commencing or continuing mining and or processing operations; (iii) forced to reduce the scale of or all of our mining operations; or (iv) be prohibited or restricted from proceeding with planned exploration or development of mineral properties. For example, we are currently producing copper from our residual leaching operations under an ADEQ Compliance Order. However, we anticipate that we will be required to immediately halt all of our operations at the Johnson Camp Mine if our application for a groundwater protection permit or our application for an aquifer protection permit is denied. In addition, based in part on the guidance we have received from the ADEQ, we have determined that we should not proceed with certain activities at the Johnson Camp Mine including, among other actions, the assembly and installation of the crushing and conveying systems, until we have received an air quality permit.

We will incur substantial debt and have granted a security interest in our assets. If we are unable to repay our loans when they become due, the lenders would be entitled to realize upon their security by taking control of all or a portion of our assets.

We have entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility that will be used by our Company to assist in financing the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by our Company, with the aggregate amount of all term loans being $25,000,000. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offered Rate (LIBOR) for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). If we were to default under the Credit Agreement, an additional 3.0% interest would be payable in addition to such annual rate and all interest would be payable on demand. As of March 31, 2008, we had $13,000,000 available under this credit facility.

The Credit Agreement must be repaid over a period beginning one year after the first draw down under the facility and ending four years after the date of such first draw down, subject to certain prepayment provisions set forth in the Credit Agreement. We have delivered a deed of trust, a collateral account agreement and certain other security agreements that grant to the lenders a first priority lien encumbering all of the real and personal property associated with the Johnson Camp property, including all patented mining claims, fee lands and unpatented mining claims in which we have an interest. The lenders would be entitled to realize upon their security interests and seize our assets if we were to be unable to repay or refinance the loans as they become due. In addition, pursuant to the terms of the Credit Agreement, we are required to meet specified financial tests any time that any loan proceeds remain outstanding under the Credit Agreement. We are also restricted from incurring exploration expenses on the Coyote Springs property in excess of $1,500,000, during the period that the term loans are available.

Any failure to comply with the restrictions of the Credit Agreement, or under any other credit facilities or agreements governing our indebtedness, may result in an event of default. Such default may allow our creditors to accelerate the related debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our debt instruments that are accelerated upon an event of default.

If we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in our Credit Agreement at maturity or in the event of a default, the lenders under our agreement could terminate their commitments there under, cease making further loans, declare all borrowings outstanding (together with accrued interest and other fees) immediately due and payable and institute foreclosure proceedings against the security. Any such actions could force us into bankruptcy or liquidation.

We may require additional financing to complete the development and reactivation of the Johnson Camp Mine, the availability of which cannot be assured.

We expect that the initial capital costs within the first two years of start-up of the Johnson Camp Mine will exceed $29,000,000 (including working capital). Our estimated capital costs, and our estimated operating expenses, may change with our actual experience as our mine plan is implemented. If the change is substantial, we may still require additional financing to carry out our mine plan. We cannot guarantee that we will be able to obtain any additional financing on commercially reasonable terms or at all. If we fail to obtain the necessary financing when needed, we may not be able to execute our mine plan and we may again be forced to place the Johnson Camp Mine on care and maintenance status.

Title to the Johnson Camp property may be subject to other claims.

Although we believe we have exercised commercially reasonable due diligence with respect to determining title to the properties that we own or in which we hold an interest, we cannot guarantee that title to these properties will not be challenged or impugned. The Johnson Camp property may be subject to prior unrecorded agreements or transfers or to native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Johnson Camp property which, if successful, could impair development and/or operations.

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The copper processing facilities and the Copper Chief and Burro bulk mining pits that serve as focal points for our mine plan are located on the patented mining claims or fee simple parcels. However, we may in the future mine areas that are on unpatented mining claims. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the United States General Mining Law, including the requirement of a proper physical discovery of a valuable lode mineral within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.

We do not insure against all risks, and we may be unable to obtain or maintain insurance to cover the risks associated with our operations at economically feasible premiums. Losses from an uninsured event may cause us to incur significant costs that could have a material adverse effect upon our financial condition.

Our insurance will not cover all the potential risks associated with the operations of a mining company. We may also be unable to obtain or maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards for which insurance may not be available or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

We compete with larger, better capitalized competitors in the mining industry. This may impair our ability to maintain or acquire attractive mining properties, and thereby adversely affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We are dependent on our key personnel, and the loss of any such personnel could adversely affect our Company.

Our success depends on our key executives and on certain operating personnel at the Johnson Camp Mine. We face intense competition for qualified personnel, and the loss of the services of one or more of such key personnel could have a material adverse effect on our business or operations. Our ability to manage exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

If we succeed in reactivating the Johnson Camp Mine, we will have to significantly expand our workforce. We may not be successful in recruiting the necessary personnel, or in managing the new challenges that we will face with any significant growth.

In executing our plan to reactivate the Johnson Camp Mine, we plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees and to hire various contractors. This growth will place substantial demands on our Company and our management. Our ability to assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees. We will also have to adopt and implement new systems in all aspects of our operations. We have no assurance that we will be able to recruit the personnel required to execute our programs or to manage these changes successfully.

The actual costs of reclamation are uncertain, and any additional amounts that we are required to spend on reclamation may have a material adverse effect on our financial condition.

The costs of reclamation included in the feasibility study are estimates only and may not represent the actual amounts which will be required to complete all reclamation activity. It is not possible to determine the exact amount that will be required, and the amount that we will be required to spend could be materially different than current estimates. Reclamation bonds or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of the Johnson Camp Mine operation. Any additional amounts required to be spent on reclamation may have a material adverse affect on our financial condition and results of operations.

Our directors and officers may have conflicts of interest.

Some of our directors and officers serve currently, and have served in the past, as officers and directors for other companies engaged in natural resource exploration and development, and may also serve as directors and/or officers of other companies involved in natural resource exploration and development in the future. We do not believe that any of our directors and officers currently has any conflicts of interest of this nature.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of committees of the board of directors required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly-held companies. The Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the United States Securities and Exchange Commission, or the SEC, that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes, together with the risks associated with our business, may deter qualified individuals from accepting these roles.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

We are now subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002. These provisions provide for the identification of material weaknesses in internal controls over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. If we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to express an opinion on the effectiveness of our internal controls beginning with the year ending December 31, 2008), this could discourage certain customers or suppliers from doing business with us, cause downgrades in our debt ratings leading to higher borrowing costs and affect how our stock trades. This could in turn negatively affect our ability to access public debt or equity markets for capital. Further, such an occurrence could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or to incur substantially higher costs to obtain the same or similar coverage. It could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, on committees of our board of directors, or as executive officers.

Our officers and directors, and two shareholders holding 10% or more of our common stock, hold a significant amount of our issued and outstanding stock which may limit non-affiliated stockholders to influence corporate matters.

Our officers and directors as a group beneficially own approximately 23.5% of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock). In addition, we have two shareholders who, according to reports filed by them under the Securities Exchange Act of 1934, as amended, beneficially own 15.9% and 10.0%, respectively, of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock). This may limit the ability of our non-affiliated stockholders to influence corporate matters.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.

We have registered for resale up to 55,589,705 shares of our common stock on a registration statement filed with the SEC on Form SB-2 under the Securities Act of 1933, as amended, and declared effective on December 18, 2007. These shares include 30,666,700 shares of common stock issued to certain selling stockholders, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants that were offered and sold by us in an unregistered private placement that closed on June 5, 2007, and up to 15,333,350 shares of common stock that may be issued to those selling stockholders upon the exercise of common stock purchase warrants which were also issued upon the conversion of the special warrants. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

If we fail to obtain a listing on an established stock exchange, you may be subject to U.S. federal income tax on the disposition of your securities.

We believe that we currently are a "United States real property holding corporation" under Section 897(c) of the Internal Revenue Code, referred to as a USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC. Generally, gain recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder's holding period for the common stock, if shorter). Under an exception to these rules, if the common stock is "regularly traded on an established securities market," the common stock should be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder's holding period for the common stock, if shorter). There can be no assurances that the common stock will be "regularly traded on an established securities market".

We have no reason to believe that a change of control occurred either during the time preceding the completion of our unregistered special warrant offering in June 2007, or immediately following conversion of the special warrants into the underlying shares of common stock and warrants. However, if a change in control does occur in the future, our Company may not be able to fully utilize our net operating loss carry forwards.

At December 31, 2007, our Company had federal and state net operating loss carry forwards of approximately $89,900,000 and $16,800,000, respectively. We do not have any reason to believe that a change of control occurred either during the time preceding the completion of our unregistered special warrant offering in June 2007, or immediately following conversion of the special warrants into the underlying shares of common stock and warrants, for the purposes of section 382 of the Internal Revenue Code. However, if any such change of control occurs at any time in the future, our Company's ability to fully utilize its net operating loss carry forwards in computing its taxable income will be limited to an annual maximum of the value of the company just prior to the change in control multiplied by the long term tax exempt rate.

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules. This could severely limit the market liquidity of the shares.

Our common stock currently constitutes "penny stock". Subject to certain exceptions, for the purposes relevant to us, "penny stock" includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a "penny stock." In particular, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

In the event that an investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, the investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. In addition, pursuant to the terms of our Credit Agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, a return on investment will be solely determined by the ability to sell the shares in the secondary market.

Risks Related to Our Industry

The feasibility of our mine plan is based on certain assumptions about the sustainability of the current price of copper. We may be adversely affected by fluctuations in copper prices.

Copper prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand (including that related to housing), and the political and economic conditions of copper producing countries throughout the world. The aggregate effect of these factors on copper price is impossible to predict. Because mining operations are conducted over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that the low price is temporary and/or the greater expense incurred in closing an operation permanently. The value and price of our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of copper and other metals.

In addition to adversely affecting our share price, financial condition and exploration, development and mining activities, declining metal prices can impact operations by requiring a reassessment of reserve estimates and the commercial feasibility of a particular project. Significant decreases in actual or expected copper prices may mean that a mineral resource which was previously classified as a "reserve" will be uneconomical to produce and may have to be restated as a resource. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.

Our operations will involve the exploration, development and production of copper and other metals, with the attendant risks of damage to or loss of life or property and legal liability.

Our operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of copper and other base or precious metals, including unusual and unexpected geologic formations, seismic activity, pit-wall failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.

Government regulation impacting the mining industry, may adversely affect our business and planned operations.

Our mining, processing, development and mineral exploration activities, if any, are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied in such a manner as to limit or curtail our exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration, development mining and milling or more stringent implementation of these laws could have a material adverse effect on our business and financial condition and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production (assuming we achieve production) or require abandonment or delays in development of new mining properties.

Certain groups opposed to mining may interfere with our efforts to reactive the Johnson Camp Mine.

In North America there are organizations opposed to mining, particularly to open pit mines such as the Johnson Camp Mine. We anticipate that there may be opposition to the restart of operations at the Johnson Camp Mine. We believe our Company has the support of representatives from the communities in the immediate vicinity of Johnson Camp Mine including the cities of Benson and Wilcox and the community of Dragoon, and from various levels of government in the State of Arizona having jurisdiction over the Johnson Camp Mine. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is still the possibility that those opposed to the operation of the Johnson Camp Mine will attempt to interfere with the reactivation and operation of the Johnson Camp Mine, whether by legal process, regulatory process or otherwise. Such interference could have an impact on our ability to restart and operate the Johnson Camp Mine in the manner that is most efficient or appropriate, or at all, and any such impact would have a material adverse effect on our financial condition and results of operations.

Our operations are subject to environmental risks and environmental regulation. Our failure to manage such risks or comply with such regulation will potentially expose us to significant liability.

All phases of our operations including, among other things, the assembly and installation of our planned crushing and conveying systems, will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that we anticipate will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation may adversely affect our operations, if any. Environmental hazards may exist on the Johnson Camp property or on properties that we hold or may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Our failure to contain or adequately deal with hazardous materials may expose us to significant liability for which we are not insured.

Production, if any, at the Johnson Camp Mine will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability for hazards or clean up work that we are not insured against.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of copper, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology.

Forward-looking statements in this prospectus include, but are not limited to, statements with respect to the following:

  the timing and possible outcome of pending regulatory and permitting matters;

  the parameters and design of our planned mining facilities on the Johnson Camp Mine;

  our future financial or operating performances and our projects;

  the estimation of mineral reserves and mineralized material;

  the timing of exploration, development and production activities and estimated future production, if any;

  estimates related to costs of production, capital, operating and exploration expenditures;

  requirements for additional capital;

  government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

  title disputes or claims;

  limitations of insurance coverage; and

  the future price of copper or other metals.

These forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled "Risk Factors". If one or more of these risks or uncertainties materialize, or our underlying assumptions prove incorrect, our actual results may vary materially from those expressed or implied by our forward-looking statements anticipated, believed, estimated or expected.

We note, in particular, that the Johnson Camp Mine has no recent operating history upon which to base estimates of future cash flows and operating costs. These and other estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled "Risk Factors" beginning on page P-15 before buying any shares of our common stock.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only to a state of affairs as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 6,000,000 common shares which may be offered pursuant to this reoffer prospectus underlie awards that may be granted under our 2006 Stock Incentive Plan.

We will receive proceeds from the exercise of any stock options that may be granted under the 2006 Stock Incentive Plan. The exercise or purchase price per share, if any, of each award may not be less than the Fair Market Value (as defined in the 2006 Stock Incentive Plan) of our company's common stock on the date of the grant. All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

SELLING STOCKHOLDERS

A total of 6,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the 2006 Stock Incentive Plan. As of June 2, 2008, 2,900,000 stock options and 193,665 deferred stock units were outstanding under the 2006 Stock Incentive Plan. "Eligible Participants" who are entitled to participate in the 2006 Stock Incentive Plan consist of employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any "parent corporation" as defined in section 424(e) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) any "subsidiary corporation" as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which our company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

The selling shareholders named in this prospectus are offering all of the shares of our common stock offered through this prospectus. The shares are comprised of 3,228,103 shares that may be sold pursuant to the exercise of 2,900,000 stock options or the conversion of 193,664 deferred stock units granted to the selling shareholders pursuant to our 2006 Stock Incentive Plan, and 134,438 shares previously issued to certain selling stockholders upon conversion of deferred stock units granted to them pursuant to the 2006 Stock Incentive Plan.

The following table provides, as of June 2, 2008, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each selling shareholder prior to this offering;

  the total number of shares that are to be offered by each selling shareholder;

  the total number of shares that will be owned by each selling shareholder upon completion of the offering;

  the percentage owned by each selling shareholder; and

  the identity of the beneficial holder of any entity that owns the shares.

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered(3)	Shares Beneficially Owned Upon Completion of the Offering(1)
Name of Selling Shareholder	Number	Percent(2)		Number	Percent(2)
Ronald A. Hirsch Chairman of the Board	7,407,191(4)	10.7%	425,000(5)	7,123,838	10.5%
John T. Perry Director, President and Chief Executive Officer	2,239,047(6)	3.3%	650,000(7)	1,805,714	2.7%
Stephen D. Seymour Director	5,063,186(8)	6.8%	540,987(9)	4,679,852	6.9%
Douglas P. Hamilton Director	300,000(10)	0.4%	447,995(11)	---	---
John F. Cook Director	512,920(12)	0.6%	429,621(13)	142,858	0.2%
T. Sean Harvey Director	381,250(14)	0.5%	170,124(15)	281,250	0.4%
Wayne M. Morrison Vice President, Chief Financial Officer, Secretary and Treasurer	66,667(16)	0.1%	200,000(17)	---	---
Erland A. Anderson Executive Vice President and Chief Operating Officer	1,701,001(18)	2.4%	300,000(19)	1,500,000	2.2%
Wade Nesmith Former Director	124,376	0.1%	64,376(20)	60,000	0.1%
Total	17,795,638(21)	25.3%	3,228,103(22)	15,593,512	23.0%

(1)      Under Exchange Act Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. Shares underlying unconverted DSUs are not included as they are not issuable within such 60-day period. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of common shares actually outstanding on June 2, 2008.

(2)      Applicable percentage of ownership is based on 66,953,635 common shares outstanding as of June 2, 2008.

(3)      Please note that the figures presented in this column may include shares of common stock underlying options and DSUs granted under our 2006 Stock Incentive Plan which are not exercisable within 60 days following the date as of which the information is being provided. Such shares are not deemed to be beneficially owned by the selling stockholder under Exchange Act Rule 13d-3 but are included in this column as they may be offered for resale by the named selling stockholder pursuant to this prospectus as and when they are issued.

(4)      Includes 283,334 stock options and 1,130,000 warrants, in each case exercisable within 60 days.

(5)      Includes 283,334 stock options exercisable within 60 days and 141,666 unvested stock options.

(6)      Includes 933,333 stock options and 142,857 warrants, in each case exercisable within 60 days.

(7)      Includes 433,333 stock options exercisable within 60 days and 216,667 unvested stock options.

(8)      Includes 383,334 stock options and 1,130,000 warrants, in each case exercisable within 60 days. Also includes 1,575,000 shares of common stock held by Mr. Seymour as a co-trustee of a trust, 320,757 shares of common stock held jointly by Mr. Seymour and his spouse, and 36,300 shares of common stock owned by his spouse. Mr. Seymour disclaims beneficial ownership of the 36,300 shares owned by his spouse.

(9)      Includes 383,334 stock options exercisable within 60 days, 91,667 unvested stock options and 65,986 DSUs.

(10)    Includes 300,000 stock options exercisable within 60 days.

(11)    Includes 300,000 stock options exercisable within 60 days, 50,000 unvested stock options and 97,995 DSUs.

(12)    Includes 141,491 warrants exercisable within 60 days and 71,429 outstanding shares of common stock, all of which are owned by Tormin Resources Limited, a company owned and controlled by Mr. Cook. Also includes 300,000 stock options exercisable within 60 days.

(13)    Includes 300,000 stock options exercisable within 60 days, 50,000 unvested stock options, 9,559 DSUs and 70,062 shares of stock issued upon conversion of DSUs.

(14)    Includes 100,000 stock options and 93,750 warrants, in each case exercisable within 60 days.

(15)    Includes 100,000 stock options exercisable within 60 days, 50,000 unvested stock options and 20,124 DSUs.

(16)    Includes 66,667 stock options exercisable within 60 days.

(17)    Includes 66,667 stock options exercisable within 60 days and 133,333 unvested stock options.

(18)    Includes 875,001 shares of common stock that may be acquired pursuant to options exercisable within 60 days.

(19)    Includes 200,001 stock options exercisable within 60 days and 199,999 unvested stock options.

(20)    Includes 64,376 shares of common stock issued upon conversion of DSUs.

(21)    Includes 3,241,667 stock options and 2,568,036 warrants, in each case exercisable within 60 days. Of the shares that may be acquired upon exercise of outstanding stock options, 2,066,667 shares may be acquired upon exercise of stock options granted under the 2006 Stock Incentive Plan.

(22)    If, subsequent to the date of this reoffer prospectus, we grant any awards under the 2006 Stock Incentive Plan to any Eligible Participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares.

Because the selling shareholders may offer all or part of the common shares currently owned or the common shares received upon exercise of the options, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering. The common shares currently owned, and the common shares to be received upon exercise of the options or conversion of deferred stock units, which are covered by this reoffer prospectus may be offered from time to time by the selling shareholders named below.

Because the selling stockholders may offer all or part of the shares of common stock that they may receive pursuant to or upon exercise of awards under our 2006 Stock Incentive Plan, and because the offering of such shares of common stock pursuant to this reoffer prospectus is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The shares of common stock offered by this reoffer prospectus may be offered from time to time by the selling stockholders.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of shares of our common stock which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

Timing of Sales

Our 2006 Stock Incentive Plan was adopted by our company's board of directors on February 15, 2006 and was approved by our Company's stockholders on October 18, 2006.

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.    the market price prevailing at the time of sale;

2.    a price related to such prevailing market price; or

3.    such other price as the selling stockholders determine from time to time.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

      a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

      ordinary brokerage transactions in which the broker solicits purchasers;

      through options, swaps or derivatives;

      in transactions to cover short sales;

      privately negotiated transactions; or

      in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

  may not engage in any stabilization activities in connection with our common stock;

  may not cover short sales by purchasing shares while the distribution is taking place; and

  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

COUNSEL

Delaware law matters in connection with the authorization and issuance of the shares offered by this prospectus will be passed upon for us by Potter Anderson & Corroon LLP.

EXPERTS

The financial statements included in our 2007 Annual Report on Form 10-KSB for the year ended December 31, 2007, which are incorporated by reference in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report, and have been included in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

The estimates of our mineralized material have been included in this prospectus in reliance upon Johnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators, prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship).

INTERESTS OF EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on December 31, 2007, other than those changes that have been described in our 2007 Annual Report and our Current Reports on Form 8-K that we have filed with the Securities and Exchange Commission. See below under "Where You Can Find More Information" for an explanation of where you can view our filings with the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, including all filings made pursuant to the Exchange Act after the initial filing of the registration statement that contains this prospectus and before the effectiveness of this registration statement and the termination of the offering of our common stock pursuant to this prospectus:

(a)       Our 2007 Annual Report filed with the Securities and Exchange Commission on Form 10-KSB on March 26, 2008;

(b)       Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Securities and Exchange Commission on May 14, 2008; and

(c)       The description of our common stock which is contained in Part II to the registration statement on Form S-8 filed with the Securities and Exchange Commission in relation to this prospectus, including all amendments and reports filed for the purpose of updating such description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Unless expressly incorporated into this prospectus, a report furnished to the SEC on Form 8-K under the Exchange Act shall not be incorporated by reference into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. Wayne Morrison, our Vice-President, Chief Financial Officer, Secretary and Treasurer, at the following address and phone number:

Mr. Wayne Morrison, Vice-President, Chief Financial Officer, Secretary and Treasurer
1 West Wetmore Road, Suite 203
Tucson 85705, Arizona
Tel: 520-292-0266

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and we file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any material that we file with the Securities and Exchange Commission at the Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and Nord's Certificate of Incorporation. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Glossary of Technical Terms

SEC Industry Guide 7 Definitions
reserve

The term "reserve" refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. ("Bankable standards" implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

proven (measured) reserve

The term "proven reserve" refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape depth and mineral content of reserves are well-established.

probable (indicated) reserve

The term "probable reserve" refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

mineralized material	The term "mineralized material" refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.
exploration stage	An "exploration stage" prospect is one which is not in either the development or production stage.
production stage	A "production stage" project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

Definitions of Technical Terms

Following are definitions of certain technical terms used in this prospectus.

Acid Soluble Copper. A measure of the estimated amount of copper in a rock sample that can be dissolved using a weak acid digestion. The acid soluble copper can be significantly less than the total copper in a rock.

Assay. To analyze the proportions of metals in an ore; to test an ore or mineral for composition, purity, weight, or other properties of commercial interest. "Assay" can also refer to the test or analysis itself, as well as its results.

Block Model. Computer-generated block model of an ore deposit in which each block contains information about the geology, ore grade, tonnage, density and dimensions of that block in space. The purpose of the geological block model is to provide estimates of grade and tonnage for mine reserve estimating purposes and for mine planning.

Cathode Copper. A marketable product of copper resulting from SX-EW.

Column Test. A test where dry ore samples of various particle sizes are placed into columns (pipes) of a selected length and diameter, and then acidified leach solutions are circulated through the column for various periods of time. Column test data is used to determine such heap leach operating parameters as: acid cure and no cure, acid cure dosage, acid cure time, crush size, irrigation rate, reagent acid concentration, lift height and temperature.

Feasibility Study. A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Heap Leaching. A process whereby copper is recovered from ore by heaping broken ore on sloping impermeable pads, repeatedly irrigating the heaps with a diluted sulphuric acid solution which dissolves the copper content in the ore, collecting the copper-laden solutions (PLS), and stripping the solution of copper.

Leach. The dissolution of soluble constituents from a rock or orebody by the natural or artificial action of percolating solutions.

Lerch Grossman. A method of precise open pit optimization commonly used in the mining industry. The technique, founded in 3 dimensional graph theory, relies on a regular system of blocks which defines the value (profit, loss) and type (ore, waste) of material contained in the blocks. Each block receives a positive or negative value representing the dollar value (profit/loss) that would be expected by excavating and extracting the minerals.

Metallurgical Testing. The study of the physical properties of metals as affected by composition, mechanical working, and heat treatment.

Mine. An opening or excavation in the ground for the purpose of extracting minerals; a pit or excavation from which ores or other mineral substances are taken by digging; an opening in the ground made for the purpose of taking out minerals; an excavation properly underground for digging out some usable product, such as ore, including any deposit of any material suitable for excavation and working as a placer mine; collectively, the underground passage and workings and the minerals themselves.

Mineralized. Material added by hydrothermal solutions, principally in the formation of ore deposits. Often refers to the presence of a mineral of economic interest in a rock.

Mixer-settler. Extraction apparatus. A mixer-settler consists of an agitation tank (commonly known as a "mixer" or "mix box") in which the aqueous and organic solutions are contacted (e.g. PLS and kerosene), and a shallow gravity settling basin (commonly known as a "settler") where the mixed solutions are allowed to settle due to natural gravity. The resulting individual layers of solution are capable of separate discharge.

Open Pit Mining. The process of excavating an ore body from the surface in progressively deeper layered cuts or steps. Sufficient waste rock adjacent to the ore body is removed to maintain mining access and to maintain the stability of the resulting pit.

Open Pit. A surface mine working open to daylight, such as a quarry.

Ore. The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent.

Oxide. A mineral compound characterized by the linkage of oxygen with one or more metallic elements. Sulfide minerals typically convert to oxides on exposure to oxygen. Oxides are more amenable to heap leach techniques than are sulfides.

Patented Mining Claims. A patented mining claim is one for which the Federal Government has passed its title to the claimant, making it private land. A person may mine and remove minerals from a mining claim without a mineral patent. However. a mineral patent gives the owner exclusive title to the locatable minerals. It also gives the owner title to the surface and other resources.

PLS. Pregnant Leach Solution is acidic copper-laden water generated from stockpile leaching and heap leaching. Pregnant Leach Solution is used in the SX-EW process.

Raffinate. The portion of an original liquid (PLS) that remains after other components have been dissolved by a solvent.

Reserve. Measurement of size and grade of a mineral deposit that infers parameters have been applied to assess the potential for economic development.

Resource. The measurement of size and grade of a mineral deposit, without any inferred economic parameters.

Sulfide. A mineral compound characterized by the linkage of sulphur with a metal.

Solvent extraction-electrowinning (SX-EW). A hydrometallurgical process for the recovery of copper from oxide ores through the use of an organic solvent and strong acid to concentrate the metal in solution, and using electrolysis to plate the metal out of solution. Produces a high-grade product that can be treated and sold as refined metal.

Tons. A unit of weight measurement. In this prospectus it means dry short tons (2,000 pounds).

Total Copper (Total Cu). A measure of the estimated amount of copper in a rock sample.

Unpatented mining claims. Land which has been staked and recorded in appropriate mining registries and in respect of which the owner has the right to explore for and exploit the minerals contained in such land and to conduct mining operations thereon. In this prospectus, unpatented mining claims refers to lode claims (and not placer claims).

NORD RESOURCES CORPORATION.

6,000,000 Shares of Common Stock to be Offered and Sold by Selling stockholders

July 2, 2008

____________________________________

REOFFER PROSPECTUS

____________________________________

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Nord Resources Corporation ("Nord"). This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Nord or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.               Incorporation of Documents by Reference.

The following documents filed by the Registrant with the United States Securities and Exchange Commission (the "SEC") are incorporated into this Registration Statement by reference:

(a)       Our 2007 Annual Report filed with the Securities and Exchange Commission on Form 10-KSB on March 26, 2008; and

(b)       Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Securities and Exchange Commission on May 14, 2008.

All reports (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.               Description of Securities.

Our common stock is registered as a class under section 12 of the Securities Exchange Act of 1934, as amended. The original description of our common stock is contained in certain paper filings that we effected with the Securities and Exchange Commission prior to the availability of EDGAR and is not readily available.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share. No other class or series of capital stock is currently authorized under our articles of incorporation.

Our common stock has no pre-emptive or other subscription rights. If the corporation is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in assets remaining after satisfaction of liabilities and subject to the rights, if any, of the holders of preferred stock. As indicated above, no class of preferred stock is currently authorized under our articles of incorporation.

The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore for the foreseeable future. Our company does not anticipate paying any cash dividends with respect to its common stock. No share of common stock of the corporation which is fully paid is liable to calls or assessment by the corporation.

Item 5.               Interests of Named Experts and Counsel.

Not applicable.

Item 6.               Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation--a "derivative action''), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)       for any breach of the director's duty of loyalty to the corporation or its stockholders,

(b)       for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)       in respect of certain unlawful dividend payments or stock redemptions or repurchases, or

(d)       for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation, as amended, provides for indemnification of directors as follows:

"No Director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as director, except, in addition to any and all other requirements for such liability, (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of Title 8 of the Delaware Code (relating to the General Corporation Law of the State of Delaware) or any amendment thereto or successor provision thereto, (iv) for any transactions for which said director derived personal benefit. Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provisions of this certificate of incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

In addition, our Amended and Restated Bylaws provide for indemnification of certain persons, including our directors and officers, as follows:

"Without limiting any power or right of the corporation to provide indemnification in such additional circumstances as the corporation may from time to time deem appropriate, the corporation shall indemnify every person, his heirs, executors and administrators, who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such action, suit or proceeding and against fines, judgments and reasonable settlement amounts to the full extent permitted by, and subject to the determinations and otherwise in accordance with the procedures (including, without limitation, procedures for the advancement of expenses) specified in, the General corporation Law of the State of Delaware."

In addition, our company has obtained a director and officer insurance policy that insures our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 7.               Exemption from Registration Claimed.

Not applicable.

Item 8.               Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.
Exhibit Number	Description of Exhibit
5.1	Legal Opinion of Potter Anderson & Corroon LLP(1)
23.1	Consent of Potter Anderson & Corroon LLP(2)
23.2	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accountants(1)
23.3	Consent of Dr. Michael Bikerman, Professional Geologist, of Bikerman Engineering & Technology Associates, Inc.(1)
23.4	Consent of Mr. David Bikerman, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc.(1)
23.5	Consent of Mr. Thomas McGrail, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc.(1)
23.6	Consent of Mr. Dale Deming, Professional Engineer of Dale A. Deming, P.E. (sole proprietorship)(1)
24.1	Power of Attorney (Included in Signature Page)
99.1	2006 Stock Incentive Plan(3)
99.2	Form of Stock Option Agreement by and between Nord Resources Corp. and participants under the 2006 Stock Incentive Plan(1)

(1)       Filed as an exhibit to this registration statement on Form S-8.

(2)       Included in Exhibit 5.1.

(3)       Incorporated by reference from Amendment No. 1 to our preliminary proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 27, 2006.

Item 9.               Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution,

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934;

(2)       that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)       to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering;

(4)       for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)       any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)      the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)       any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Nord Resources Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, Arizona on the 2nd day of July, 2008

             NORD RESOURCES CORPORATION

By:       /s/ John T. Perry
              ____________________________
             John T. Perry, President and
             Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John T. Perry, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ John T. Perry	July 2, 2008
John T. Perry President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
/s/ Wayne Morrison	July 2, 2008
Wayne Morrison Vice-President, Chief Financial Officer, Secretary and Treasurer
/s/ Ronald A. Hirsch	July 2, 2008
Ronald A. Hirsch Chairman of the Board

/s/ Douglas P. Hamilton	July 2, 2008
Douglas P. Hamilton Director
/s/ John F. Cook	July 2, 2008
John F. Cook Director
/s/ T. Sean Harvey	July 2, 2008
T. Sean Harvey Director